Exhibit 10.02
Award No. ***
INTUIT INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Restricted Stock Unit
(Service-Based Vesting: Executive Chair Grant)
Intuit Inc., a Delaware corporation (“Intuit” or the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”), of the Company’s common stock, $0.01 par value per share (“Common Stock” or “Shares”) in recognition of [*] your service as the Company’s Executive Chairman on [date]. The number of Shares that are subject to the Award and may be earned by you (“Number of Shares”) is set forth below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the Plan. This Agreement shall include any appendices, addenda or consents attached hereto or otherwise associated herewith. This Award is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan shall apply.

Name of Participant:

Number of Shares:	***
Date of Grant:
First Vesting Date:

***This information is as shown in the Restricted Stock Units section of the third party administrator’s online portal.

Vesting Based on Service. Subject to the forfeiture provisions set forth in this Agreement based on the performance of continued service prior to the time at which a Termination has occurred, this Award will vest as to 25% of the Number of Shares on the First Vesting Date, and as to 6.25% of the Number of Shares on each April 1, July 1, October 1 and December 31 that follow the First Vesting Date (each a “Vesting Date”), until the Award is fully vested, provided you have not Terminated before the respective Vesting Dates. Notwithstanding the foregoing, Sections 1(b) through 1(d) provide certain circumstances in which you may vest in all or a portion of this Award. Any portion of this Award that does not vest, including pursuant to Sections 1(b) through 1(d), shall be cancelled and you will have no further right or claim thereunder.

1. In the event of your Termination prior to the last Vesting Date, the following provisions will govern the vesting of this Award:

(a) Termination Generally: In the event of your Termination prior to the last Vesting Date for any reason other than as expressly set forth in the other subsections of this Section 1 of the Agreement, this Award immediately will stop vesting and will terminate, and you will have no further right or claim to anything under this Award (other than with respect to the portion of the Award that has previously vested).

(b) Termination due to Retirement: In the event of your Termination prior to the last Vesting Date due to your Retirement, then you will vest in a pro-rata portion of the Number of Shares, to be calculated as follows: divide your number of full months of service since the Date of Grant by forty-eight (48) months, multiply that quotient by the Number of Shares, then subtract any Shares in which you already have vested, and round down to the nearest whole Share, and the Vesting Date under this Agreement will be your Termination Date. For purposes of this Award, “Retirement” means the Termination of your employment with the Company after you have reached age fifty-five (55) and completed ten (10) full years of service with the Company (including any parent or Subsidiary).

(c) Termination due to Death or Disability: In the event of your Termination prior to the last Vesting Date due to your death or Disability after you have been actively employed by the Company for one year or more, this Award will vest as to 100% of the Number of Shares on your Termination Date, minus any Shares in which you already have vested, and the Vesting Date under this Agreement will be your Termination Date. For purposes of this Award, “Disability” is defined in Section 30(j) of the Plan.

(d) Termination On or Within One Year Following Corporate Transaction: In the event of your Termination by the Company or its successor on or within one year following the date of a Corporate Transaction and prior to the last Vesting Date, you will vest in a pro-rata portion of the Number of Shares, to be calculated as follows: divide your number of full months of service since the Date of Grant by forty-eight (48) months, multiply that quotient by the Number of Shares, then subtract any Shares in which you already have vested, and round down to the nearest whole Share, and the Vesting Date under this Agreement will be your Termination Date. For purposes of this Award, “Corporate Transaction” is defined in Section 30(i) of the Plan.

(e) For purposes of this Agreement, your Termination will be deemed to occur on the Termination Date, as defined in the Plan.

2.	Automatic Deferral; Issuance of Shares under this Award:

(a)
Following a Vesting Date, and subject to Section 4 of the Agreement, the Company will issue you the Shares that became vested on such Vesting Date as soon as reasonably possible after the earliest of (i) the date that is one year following the applicable Vesting Date, (ii) the date of your death or termination of employment on account of Disability, or (iii) the occurrence of a Corporate Transaction that is a 409A Change in Control (as defined below). In the event that the 409A Change in Control precedes such Vesting Date, the Company will issue you the Shares that become vested on such Vesting Date as soon as reasonably possible following such Vesting Date. For avoidance of doubt, the occurrence of a Corporate Transaction that is not a 409A Change in Control will not trigger the issuance of Shares prior to the date that is one year following the applicable Vesting Date.

(b)
Upon the occurrence of an event described in Sections 1(b), 1(c) or 1(d), any Shares that become vested on account of the application of Sections 1(b), 1(c) or 1(d) will be issued to you by the Company as soon as reasonably possible after the occurrence thereof. In addition, upon the occurrence of an event described in Sections 1(b), 1(c) or 1(d) after a Vesting Date, any Shares that previously became vested on account of the occurrence of such Vesting Date but have not yet been issued to you shall be issued by the Company as soon as reasonably possible after the occurrence of the event described in Section 1(b), 1(c) or 1(d), but in any event in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the provisions of Section 6(j) below.

(c)
A “409A Change in Control” shall mean a “change in the ownership or effective control” of the Company or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulations §§1.409A-3(a)(5) and 1.409A-3(i).

(d)
For purposes of this Award, each date on which the shares are issued to you in respect of the Award is referred to as a “Settlement Date.” Until the date the Shares are issued to you, you will have no rights as a stockholder of the Company. You acknowledge and agree that you may be required to provide a written or electronic acknowledgement prior to the issuance of any Shares to you by the Company under this Agreement. All issuances of Shares will be subject to the requirements of Section 409A of the Code.

(e)
Notwithstanding the foregoing, upon your Termination by the Company for Cause (as defined below), any portion of the Award that has not been previously settled will terminate, be forfeited, and you will have no further right or claim to anything under this Award. “Cause” means, for purposes of this Agreement, (i) gross negligence or willful misconduct in the performance of your duties to the Company (other than as a result of a Disability) that has resulted or is likely to result in material damage to the Company, after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity of not less than 30 days to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company; or (iii) conviction of a felony or a crime involving moral turpitude. No act or failure to act by you will be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of the Company. If the term “Cause” is defined in a separate agreement between you and the Company setting forth the terms of your employment relationship with the Company, that definition of “Cause” shall apply in lieu of the definition set forth in this Section 2(e).

3.
Rights as a Stockholder; Dividend Equivalent Rights: You shall have no voting or other rights as a stockholder with respect to the Shares underlying the Award until such Shares have been issued to you. Notwithstanding the preceding sentence, you shall be entitled to receive payment of the equivalent of any and all dividends declared by the Company on its Common Stock on each date on which dividends are paid on and after the Date of Grant of the Award in an amount equal to the amount of such dividends multiplied by the number of Shares underlying the then outstanding portion of the Award. These dividend equivalents shall be paid upon the later of (a) the date dividends are paid to the common stockholders of the Company, or (b) the date the Restricted Stock Units with respect to which such dividend equivalents are payable become vested and the underlying Shares are issued (it being understood that no dividend equivalents will be paid with respect to Shares underlying any Restricted Stock Units that do not vest, but that dividend equivalent rights equal to the dividends declared on the Company’s Common Stock from and after the Date of Grant of the unvested Restricted Stock Units shall be paid as and when such Restricted Stock Units vest and the underlying Shares are issued).

4.
Withholding Taxes: If you are subject to United States federal income and employment taxes, this Award is generally taxable upon a Settlement Date based on the Fair Market Value on such date; provided that this Award may become taxable for purposes of employment taxes upon vesting, if earlier than a Settlement Date. For further detail, and for information regarding taxation in other jurisdictions, you should refer to the Global Supplement, which is an attachment to and is incorporated by reference into this Agreement. To the extent required by applicable law, you shall make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, employment tax, social security tax, social insurance, payroll tax, contributions, payment on account or other withholding obligations that arise under this Award and, if applicable, any sale of Shares. The Company shall not be required to issue Shares pursuant to this Award or to recognize any purported transfer of Shares until such obligations are satisfied. Subject to the Company’s discretion and in compliance with applicable laws, these obligations may be satisfied by the Company withholding a number of Shares that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations (determined using a rate of up to the maximum statutory rate in the applicable jurisdictions), including but not limited to withholding with respect to income and/or employment taxes on this Award, including any stock-settled dividend equivalent rights paid with respect to any Shares underlying this Award. Subject to the Company’s discretion and in compliance with applicable laws, these obligations may also be satisfied by other methods including, but not limited to: (a) through a “same day sale” commitment from you and a FINRA Dealer meeting the requirements of the Company’s “same day sale” procedures, (b) having the Company withhold amounts from amounts otherwise payable to you under the Company’s payroll system, and (c) any other methods approved by the Company. Notwithstanding the foregoing, since you are a Section 16 Officer of the Company, unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of Shares that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations (determined as the minimum statutory rate in the applicable jurisdictions), including but not limited to withholding with respect to income and/or employment taxes on this Award, including any stock-settled dividend equivalent rights paid with respect to any Shares underlying this Award. For purposes of this Award, “Fair Market Value” is defined in Section 30(m) of the Plan.

You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of this Award or the subsequent sale of any of the Shares underlying the Award that vest. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability or to ensure that the tax withholding is sufficient to entirely satisfy your tax liability arising from this Award.

5.
Disputes: Any question concerning the interpretation of this Agreement, any adjustments to be made thereunder, and any controversy that may arise under this Agreement, shall be determined by the Committee in accordance with its authority under Section 4 of the Plan. Such decision by the Committee shall be final and binding.

6.	Other Matters:

(a)
The Award granted to an employee in any one year, or at any time, does not obligate the Company or any Subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any Subsidiary or other affiliate) might grant an award in any future year or in any given amount. Decisions regarding any future grants of an award, if any, will be at the sole discretion of the Committee.

(b)
As the grant of the Award is discretionary, the grant does not form part of your contract of employment. If you are employed by any Company in the group other than the Company, the grant of the Award will not form a contractual relationship between you and the Company and will not form part of your contract of employment with the Subsidiary which employs you.

(c)
Notwithstanding anything to the contrary in this Agreement, if you change classification from a full-time employee to a part-time employee, the Company may make unilateral changes to the terms and conditions of this Award, including reducing the number of Shares subject to this Award, in accordance with Company policy.

(d)
This Award is an extraordinary item that does not constitute compensation for services that you have rendered to the Company or any Subsidiaries (including, as applicable, your employer). Further, this Award is not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses long-service awards, pension or retirement benefits or similar payments.

(e)
Your participation in the Plan is voluntary. The Company, and its officers or directors, do not guarantee or make any representation to you regarding the performance of the Common Stock. The future value of the Common Stock is unknown and cannot be predicted with any certainty.

(f)
Because this Agreement relates to terms and conditions under which you may be issued Shares and the Company is a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. You acknowledge and agree that any action, suit, or proceeding relating to this Agreement or the Award granted hereunder shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

(g)
Communications regarding the Plan and this Award may be made by electronic delivery through an online or electronic system established and maintained by the Company or a third party designated by the Company. You hereby acknowledge that you have read this provision and consent to the electronic delivery of the documents.

(h)
You hereby understand and acknowledge that your personal data may be collected, used and transferred, in electronic or other form, by and among, as applicable, your employer, the Company and its Subsidiaries for the purposes of implementing, administering and managing the Plan. This may include personal data regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, your name, gender, home address, email address and telephone number, date of birth, tax file number, social security number or other identification number, salary, tax information, nationality, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor and other personal data reasonably required for the purpose of implementing, administering and managing the Plan (the “Data”). For more information about your employer’s collection and processing of your Data for this purpose, please see Intuit’s Global Employee Privacy Policy, which can be found on the Company’s Intranet or by contacting your local human resources representative.

(i)	Data Transfer for Administration of Plan.

(i)
You understand that certain Data may be transferred to the stock administrator, whose name and contact information can be found on the Company’s Intranet (the “Stock Administrator”) and other third parties as necessary to enable or assist with the implementation, administration and management of the Plan. You understand that such recipients may act as independent Data Controllers of your Data under applicable privacy laws and in such cases the third party will be responsible for the processing of the Data once it is in their possession or control. You acknowledge that such third parties may process your Data in the United States or in other countries with different, and in some cases less protective, data protection laws than in your country. You acknowledge and understand that, where any such third party is operating as a Data Controller, that third party may collect additional Data from you in order to implement, administer and manage the Plan, and that third party’s privacy policy will govern its collection, use and sharing of your Data.

(ii)
You acknowledge and understand that where any such third party is acting as an independent Data Controller, you will need to exercise your data rights under local law, as applicable, with the third party Data Controller directly.

(j)
This Agreement, and any issuance of Shares hereunder, is intended to comply and shall be interpreted in accordance with Section 409A of the Code. Upon your Separation from Service, the Company shall determine whether any Shares issued to you in accordance with this Agreement could be determined to be payments from a nonqualified deferred compensation plan and whether you are a “specified employee” as of the applicable payment date (each as defined by Section 409A of the Code). If you are determined to be a “specified employee” and any such payments are payable in connection with your Separation from Service, and are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after your date of Separation from Service, will be paid in a lump sum on the earlier of: (i) the date that is six (6) months after your date of Separation from Service or (ii) the date of your death. The foregoing six (6) month delay shall be applied if and only to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. For purposes of this Agreement, a “Separation from Service” means an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. For purposes of Section 409A of the Code, the payments to be made to you in accordance with this Agreement shall be treated as a right to a series of separate payments.

7.
Miscellaneous: This Agreement (including the Plan, which is incorporated herein by reference) constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company, attn.: Stock Administration at 2535 Garcia Ave., Mountain View, CA 94043, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address. You acknowledge and agree that any such notices from the Company to you may also be delivered through the Company’s electronic mail system (prior to your Termination Date) or at the last email address you provided to the Company (after your Termination Date).

Additional information about the Plan and this Award (including certain tax consequences related to the Award) is contained in the accompanying Prospectus.

The Company has signed this Agreement effective as of the Date of Grant.

INTUIT INC.

By: /S/ ----------------------
[Name of officer executing the award agreement]